Exhibit 1.6

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 Monish.bahl@cdcsoftware.com	Public Relations Scot McLeod CDC Corporation 678-259-8625 scotmcleod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Completes Internal Restructuring of CDC Games

BEIJING, Atlanta December 29, 2006 — CDC Corporation (NASDAQ: CHINA), focused on enterprise software, mobile applications and online games, announced today that it has completed the internal restructuring of CDC Games and the online games publisher is now a direct business unit of CDC Corporation. The completion of the restructuring is another crucial step forward in the company’s drive to unlock shareholder value by preparing to become a stand-alone company through a potential carve out from its parent, CDC Corporation and its plans to expand beyond its current leading position in China into other markets globally.

CDC Games pioneered the free-to-play, pay-for-merchandise market for online games in China with its blockbuster game, Yulgang. It continues to be one of the top online games in China with over 37 million registered users. In 2007, CDC Games plans to launch several new and exciting games in China including The Lord of the Rings Online™: Shadows of Angmar™, a MMORPG based on the literary works of J.R.R. Tolkien, “Special Force”, one of the most popular online games in Korea in 2006 and “Stone Age 2”, an animated game set in the pre-historic era.

As a result of the restructuring, CDC Corporation has acquired 100 percent of CDC Games from China.com Inc., a 77 percent-owned subsidiary of CDC Corporation, for a purchase price of $110 million, $50 million of which was paid in cash and $60 million of which will be funded through an 18 month note bearing interest at 5% per annum. Additionally, CDC Corporation will pay up to $25 million to China.com Inc. in the event CDC Games completes a successful listing on certain recognized stock exchanges within the next 12 months.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Games

CDC Games is one of the market leaders of online games in China with over 37 million registered users and the pioneer of “free-to-play, pay-for-merchandise” model for online games in China.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the potential carve-out of CDC Games, the timeline for the release of online games and future growth by CDC Games, the expansion of CDC Games into new markets globally and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the future growth of the online games industry in the China markets, the ability of partners to produce commercially successful online games, the possibility of development delays, and development of competing products and technology. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.